SCHEDULE 14A INFORMATION

                      Proxy Statement Pursuant to Section 14(a)
                        of the Securities Exchange Act of 1934
                                  (Amendment No.  )

          Filed by the Registrant [X]

          Check the appropriate box:

          [XX] Preliminary Proxy Statement*        * Revised

          [  ] Definitive Proxy Statement

          [  ] Definitive Additional Materials

          [  ] Soliciting Material Pursuant to   240.14a-11(c) or
               240.14a-12

                               Valmont Industries, Inc.
          _________________________________________________________________
                   (Name of Registrant as Specified In Its Charter)

                                   Terry J. McClain
          _________________________________________________________________
                      (Name of Person(s) Filing Proxy Statement)


          Payment of Filing Fee (Check the appropriate box):

          [XX] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
               14a-6(j)(2).

          [  ] $500 per each party to the controversy pursuant to Exchange
               Act Rule 14a-6(i)(3).

          [  ] Fee computed on table below per Exchange Act Rules 14a-
               6(i)(4) and 0-11.

               1) Title of each class of securities to which transaction applies:________________________________________________________

               2) Aggregate number of securities to which transaction applies:________________________________________________________

               3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):(1)

          ___________________________

          (1) Set forth the amount on which the filing fee is calculated and state how it was determined.












          ________________________________________________________________

               4)   Proposed maximum aggregate value of transaction:_______
          _________________________________________________________________

               5)   Total fee paid:________________________________________

          [XX] Fee paid previously with preliminary materials.

          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

               1)   Amount Previously Paid:________________________________

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               4)   Date Filed:____________________________________________



          PRELIMINARY COPY



          PROXY STATEMENT
          FOR THE
          APRIL 22, 1996
          ANNUAL SHAREHOLDERS' MEETING


          Dear Shareholder:

          You are cordially invited to attend Valmont's Annual Meeting of Shareholders on April 22, 1996, at 2:00 P.M. The meeting will be held in the Lecture Hall of the Joslyn Art Museum at 2200 Dodge Street in Omaha. You may enter the building through its main entrance on the east side.

          The formal meeting of Shareholders will be followed by a review of operations for 1995 and the first quarter of 1996, as well as our outlook for the future. Following the meeting, you are invited to an informal reception where you can visit with the Directors, Officers, and Business Unit Managers about the activities of the Company.

          If you cannot attend the meeting in person, please vote your shares by proxy. Mark, sign and date the enclosed proxy card and return it in the postage paid envelope. Your prompt return of the card will help your Company avoid additional solicitation costs. In person or by proxy, your vote is important.

          I look forward to seeing you at our Annual Meeting.

          Sincerely,



          Robert B. Daugherty
          Chairman of the Board


          Proxy Statement for Valmont Industries, Inc.
          Notice of Annual Meeting of Shareholders

          Notice is hereby given that the Annual Meeting of Shareholders of Valmont Industries, Inc., a Delaware corporation, will be held at the Joslyn Art Museum, 2200 Dodge St., Omaha, Nebraska 68102, on Monday, April 22, 1996, at 2:00 p.m. local time for the purpose of:

           (1) Electing three directors of the Company to three year terms.

           (2)     Amending the Valmont 1988 Stock Plan.

           (3)     Approving the Valmont Executive Incentive Plan.

           (4)     Approving the Valmont 1996 Stock Plan.

           (5) Amending the Certificate of Incorporation to eliminate shareholder action without a meeting.

           (6)     Ratifying the appointment of    Deloitte & Touche
          LLP     as independent accountants for fiscal 1996.

           (7) Transacting such other business as may properly come before the meeting.

          Shareholders of record at the close of business on March 1, 1996 are entitled to vote at this meeting. If you do not expect to be present at the Annual Meeting and wish your shares to be voted, please sign, date and mail the enclosed proxy form.

          By Order of the Board of Directors



          Thomas P. Egan, Jr.
          Secretary
          Valley, Nebraska  68064
          March 22, 1996













                                   Proxy Statement

     To Our Shareholders:

     The Board of Directors of Valmont Industries, Inc. solicits your proxy in the form enclosed for use at the Annual Meeting of Shareholders to be held on Monday, April 22, 1996, or at any adjournments thereof.

     At the close of business on March 1, 1996, the record date for shareholders entitled to notice of and to vote at the meeting, there were outstanding
         13,577,422      shares of the Company's common stock.  There were no
     preferred shares outstanding. All holders of common stock are entitled to one vote for each share of stock held by them.

     Shares of common stock represented by a properly signed and returned proxy, including shares represented by broker non-votes or abstaining from voting, will be treated as present at the meeting for the purpose of determining a quorum. Directors are elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes.

     The proposals to amend the Valmont 1988 Stock Plan, approve the Valmont Executive Incentive Plan, approve the 1996 Valmont Stock Plan, and to ratify accountants require the affirmative vote of a majority of shares
     present in person or represented by proxy   , w    hile the proposal to
     amend the Company's Certificate of Incorporation requires the affirmative
     vote of a majority of shares entitled to vote   . A    bstentions
            will have the same effect as a vote against these proposals. Broker non-votes on the proposal to amend the Company's Certificate of Incorporation will have the same effect as a vote against that proposal; broker non-votes on any other proposal are treated as shares as to which voting power has been withheld by the beneficial holders of those shares and therefore will not be counted as votes for or against such proposals.

     Any shareholder giving a proxy may revoke it before the meeting by mailing a signed instrument revoking the proxy to: Corporate Secretary, Valmont Industries, Inc., P.O. Box 358, Valley, Nebraska 68064. To be effective, the revocation must be received by the Secretary before the date of the meeting. A shareholder may, if he or she desires, attend the meeting in person, and at that time withdraw his or her proxy and vote in person.

     The cost of solicitation of proxies, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to their principals, shall be borne by the Company. This proxy statement and proxy card are being mailed to shareholders on or about March 22, 1996.

                                 Certain Shareholders

     The following table sets forth, as of March 1, 1996, the number of shares beneficially owned by (i) persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding common stock, (ii)












     directors, nominees and named executive officers and (iii) all directors and executive officers as a group.

                                       Amount and Nature
      Name and Address of          of Beneficial Ownership     Percent
      Beneficial Owner              March 1, 1996  (1)      of Class (2)
     ___________________________________________________________________
     Robert B. Daugherty                  3,550,784             26.2%
     c/o Valmont Industries, Inc.
     Valley, Nebraska

     Charles M. Harper                       38,000               ---

     Allen F. Jacobson                       16,000               ---

     Lloyd P. Johnson                         6,000               ---

     John E. Jones                            5,000               ---

     Thomas F. Madison                       12,000               ---

     Walter Scott, Jr.                       26,000               ---

     Robert G. Wallace                        8,000               ---

     Mogens C. Bay                          201,932              1.5%

     Gary L. Cavey                           47,513               ---

     Terry J. McClain                        50,050               ---

     Joseph M. Goecke                        92,853               ---


     All Executive Officers and Directors
       As Group (20 persons)              4,485,380              33.0%


     (1) Includes shares which the executive officers have, or within 60 days of March 1, 1996 will have, the right to acquire through presently
     exercisable stock options, as follows:  93,200, 33,700,    19,700     and
     16,000 shares for Messrs. Bay, Cavey, McClain and Goecke, respectively; and
        316,524     shares for all executive officers and directors as a group.

     (2) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of the class.


                           Election of Directors













     The Company's Board of Directors is composed of nine members, divided into three classes. Each class serves for three years on a staggered term basis. Of the nine current Directors of the Company, seven are not employees of the Company. Mr. Daugherty and Mr. Bay are currently employed by the Company, such employment constituting their principal occupation for at least the last five years.

     Three Directors have terms of office that expire at the 1996 Annual Meeting. They have been nominated by the Board of Directors for reelection for a three-year term.


     These nominees are:

     Mogens C. Bay
     John E. Jones
     Walter Scott, Jr.


     Unless authority to vote for directors is withheld, it is intended that the shares represented by the enclosed proxy will be voted for the election of the nominees named above. In the event any of such nominees becomes unavailable for election, the proxy holders will have discretionary authority to vote the proxies for a substitute. The Board of Directors has no reason to believe that any such nominee will be unavailable to serve.

     Nominees For Election - Terms Expire 1999:

     Mogens C. Bay, Age 47, President and Chief Executive Officer of the Company since August, 1993 and Director of the Company since October, 1993. From November, 1990 to August, 1993 served as President and Chief Operating Officer of the Irrigation Division of the Company.

     Served as Director of Company continuously since October 1993. Valmont Stock: 201,932 shares

     John E. Jones, Age 61, Retired Chairman, President and Chief Executive Officer of CBI Industries, Inc. since January 1996. Chairman, President and Chief Executive Officer of CBI Industries, Inc. from June 1989 to January 1996. Director, Allied Products Corporation, Amsted Industries Incorporated, Interlake Corporation and NICOR Inc.

     Served as Director of Company continuously since April 1993
     Valmont Stock: 5,000 shares

     Walter Scott, Jr., Age 64, Chairman of the Board, President and Director of Peter Kiewit Sons', Inc.; Director, Berkshire Hathaway, Inc., Burlington Resources, Inc., California Energy Company, ConAgra, Inc., C-TEC Corporation, FirsTier Financial, Inc. and MFS Communications Co., Inc.

     Served as Director of Company continuously since April 1981.
     Valmont Stock:  26,000 shares

     Continuing Directors - Terms Expire 1998:












     Charles M. Harper, Age 68, Chairman of the Board and Director of RJR Nabisco Holdings Corp. since May 1993; Chief Executive Officer May 1993 to December 1995. Chairman of the Board and Director of Nabisco Holdings Corp. since January 1995. Chairman of the Board of ConAgra, Inc. 1981 - May 1993, and Chief Executive Officer of ConAgra 1976 - September 1992; Director, ConAgra, Inc., E.I. DuPont de Nemours & Co., Inc., Norwest Corporation and Peter Kiewit Sons', Inc.

     Served as Director of Company continuously since April 1979.
     Valmont Stock:  38,000 shares

     Lloyd P. Johnson, Age 65, Retired Chairman of Norwest Corporation since May 1995. Chairman of Norwest Corporation from January 1989 to May 1995
     and     Chief Executive Officer    of Norwest Corporation     from January
     1989 to January 1993. Director, Norwest Corporation, Cargill, Incorporated, Musicland Stores Corporation; Trustee, Minnesota Mutual Life Insurance Company; Member, Advisory Board of Directors, Minnegasco.

     Served as Director of Company continuously since June 1991.
     Valmont Stock:  6,000 shares

     Thomas F. Madison, Age 60, President, MLM Partners since January 1993; Vice Chairman and Office of CEO of Minnesota Mutual Life Insurance Company February 1994 - August 1994; President - Markets, U S WEST Communications June 1987 - December 1992; Director, Alexander & Alexander Insurance Advisory Board, Communications Holdings, Inc., Eltrax Systems, Inc., LHS Health Systems, Minnegasco Advisory Board, Span Link.

     Served as Director of Company continuously since June 1987. Valmont Stock:
     12,000 shares

     Continuing Directors - Terms Expire 1997:

     Robert B. Daugherty, Age 74, Chairman of the Board and Director of the Company; Director, KN Energy, Inc. and Peter Kiewit Sons', Inc.

     Served as Director of Company continuously since March 1947.
     Valmont Stock:  3,550,784 shares

     Allen F. Jacobson, Age 69, Retired Chairman and Chief Executive Officer of 3M Company; Director, 3M Company, Abbott Laboratories, Deluxe Corporation, Mobil Corporation, Northern States Power Company, Potlatch Corporation, Prudential Insurance Company of America, Sara Lee Corporation, Silicon Graphics, Inc. and U S WEST Inc.

     Served as Director of Company continuously since July 1976.
     Valmont Stock:  16,000 shares

     Robert G. Wallace, Age 69, Retired Executive Vice President and Director of Phillips Petroleum Co.; Director, CBI Industries, Inc. and A. Schulman, Inc.

     Served as Director of Company continuously since April 1984.
     Valmont Stock:  8,000 shares












     (1) Messrs. Jacobson (Chairman), Harper, Johnson and Madison are members of the Compensation Committee, which met two times during the last fiscal year.The Compensation Committee, composed of directors who are not employees of the Company, directs the administration of various management incentive plans;takes action upon or makes recommendations to the Board of Directors on salary changes for certain key management personnel; and take action upon or makes recommendations to the Board of Directors concerning certain employee benefit plan matters.

     Messrs. Scott (Chairman), Jones and Wallace are members of the Audit Committee, which met three times during the last fiscal year. The Audit Committee, composed of directors who are not employees of the Company, recommends selection of the independent public accountants; review matters pertaining to the audit, systems of internal control and accounting policies and procedures; has approval authority with respect to services provided by the independent public accountants; and directs and supervises investigations into matters within the scope of its duties.

     The Company does not have a standing Nominating Committee.

     (2) The Board of Directors held six meetings during the last fiscal year. During 1995, non-employee directors were paid an annual fee of $25,000 plus $2,000 for each board meeting and $1,000 for each committee meeting attended. Committee chairmen receive an additional $6,000 per year. Messrs. Harper, Jacobson, Johnson, Scott and Wallace have elected to receive their fees in the form of deferred compensation. Payments are to be made in fifteen annual installments commencing one year after the earliest of termination of service as a director of the company, attainment of age 70, or death. The deferred fees accrue interest indexed to U.S. Government bonds, compounded monthly. Employee directors do not receive director or meeting fees.

     (3) Each non-employee director who is elected or continues as a director following an Annual Shareholders Meeting receives a non-discretionary stock award of 1,000 shares each year following such meeting. Such shares are subject to an agreement that the shares or the equivalent value must be returned to the Company if the Director leaves the Board unless such departure is due to (i) death, (ii) retirement from the Board at mandatory retirement age, or (iii) resignation or failure to stand for re-election with the prior approval of the Board.

     (4) Subject to shareholder approval of the Amendment to the Valmont 1988 Stock Plan (see page ___), each non-employee director received on July 20, 1995 an option to acquire 2,000 shares of Valmont common stock at the then current market price of the Company's common stock. Such grant was conditioned on approval of the Amendment by Valmont's shareholders at the 1996 Annual Meeting of Shareholders. Option grants for 2,000 shares of common stock will be made annually commencing in 1996 if shareholders approve the 1996 Stock Plan. See "Approval of the Valmont 1996 Stock Plan
     - Director Participation."

     (5) During fiscal 1992 the Company entered into a service agreement with PKS Information Services, Inc., ("PKS") a subsidiary of Peter Kiewit Sons', Inc. Mr. Walter Scott, a Director of the Company, is Chairman,












     President and Director of Peter Kiewit Sons', Inc. The agreement is for a term of five years and covers the use of time on the PKS mainframe computer equipment. In 1995 lease payments totaled approximately $1,300,000.
     Additionally, in 1995    t    he Company paid Kiewit Construction Company,
     another subsidiary of Peter Kiewit Sons' Inc., approximately $230,000 for construction services to improve the Company's facilities. The Company believes such payments were comparable to amounts that would have been paid to unaffiliated entities.

     (6) See "Certain Shareholders" for additional information on stock ownership.

                                Executive Compensation

     The following Summary Compensation Table provides information on the annual and long-term compensation for services paid by the Company to the Chief
     Executive Officer and the four highest paid executive officers for the three fiscal years ended December 30, 1995.

     Summary Compensation Table

     Long-Term Compensation
                                         Annual Compensation          Awards
      Payouts         All
         Name and                                                     Number of
      LTIP            Other
     Principal Position             Year    Salary ($)    Bonus ($)   Options
     (#)  Payouts ($)        Comp.($)(1)
     Mogens C. Bay (2) (3)          1995   $438,211     $518,812      50,000
       $458,311      $77,645
     President and Chief            1994    396,366      403,605      50,000
         19,585       36,880
     Executive Officer              1993    247,154      209,544           0
              0       20,551

     Robert B. Daugherty            1995    340,000      369,849           0
        355,955       59,683
     Chairman of the Board          1994    346,538      365,154           0
         18,395       32,854
     of Directors                   1993    243,846      113,163           0
              0       16,065

     Gary L. Cavey (3)              1995    178,846      186,835      15,000
        116,318       28,170
     President and Chief            1994    133,819      221,154      15,000
              0       15,973
     Operating Officer -            1993         --           --          --
             --           --
     Industrial Products Division













     Terry J. McClain(2)(3)         1995    165,385      171,777       7,000
        116,318       25,304
     Vice President and Chief       1994    142,173      119,245      15,000
          7,683       12,560
     Financial Officer              1993         --           --          --
             --           --

     Joseph M. Goecke (2) (3)       1995    203,000       99,313           0
        141,907       27,044
     President and Chief Operating  1994    199,212      221,913      10,000
         10,550       19,425
     Officer - Valmont Irrigation   1993    154,846      155,733           0
              0       13,976


     (1) Amounts represent the Company's contribution under the Valmont Employee Retirement Savings Plan and related Restoration Plan.

     (2) Messrs. Bay, McClain and Goecke hold 3,000, 2,000 and 2,000 restricted shares of the Company's common stock, respectively, which on December 30, 1995 were valued at $74,250, $49,500 and $49,500 respectively. The restrictions lapse in February 1999. The executive receives dividends paid on the restricted stock.

     (3) Mr. Bay became Chief Executive Officer in August 1993. Messrs. Goecke, McClain, and Cavey became executive officers in August 1993, January 1994, and July 1994, respectively.

              Stock Option Grants In Fiscal Year 1995

     The following table provides information on 1995 stock option grants to executive officers named in the Summary Compensation Table:


                        Individual Grants
              Potential Realizable
     ___________________________________________________________________________
     _            Value at Assumed
                                            % of Total
                Annual Rates of
                                             Options
           Stock Price Appreciation
                                            Granted to       Exercise
              for Option Term (2)
                           Options         Employees In      Price ($)
     Expiration     _______________________
          Name             Granted (1)(4)   Fiscal Year      Per Share
     Date        5% ($)      10% ($)













     Mogens C. Bay          50,000             26.7%           23.75     Dec.
     18, 2005   746,812    1,892,569
     Robert B. Daugherty        --               --               --
       --        --           --
     Gary L. Cavey          15,000              8.0%           23.75     Dec.
     18, 2005   224,044      567,771
     Terry J. McClain        7,000              3.7%           23.75     Dec.
     18, 2005   104,554      264,960
     Joseph M. Goecke           --               --               --
       --        --           --
     ___________________________________________________________________________
     ________________________________

     All Shares Outstanding (3)
        202,538,532  513,272,405


     (1) All options were granted on December 19, 1995, and become exercisable in three equal annual installments commencing on the first anniversary of the grant.

     (2) Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise) so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

     (3) All shares outstanding represents the increase in total Company shareholder value if the stock price and assumed rates used in the stock option assumptions are achieved multiplied by the number of shares outstanding at the end of fiscal 1995 (13,560,202).

     (4)     No stock appreciation rights were granted during fiscal 1995.


             Options Exercised in Fiscal Year 1995 and Fiscal Year End Values

     The following table provides information on the exercise of stock options during fiscal 1995 and the status of unexercised stock options at the end of the year for the executive officers named in the Summary Compensation Table.

           Value of Unexercised












                                                            Number of
     Unexercised      In-The-Money Options
                                                            Options at FY-End
     (#)       at FY-End ($) (2)

     ________________________     ________________________
                              Shares
                            Acquired On     Value
                            Exercise #    Realized ($)(1) Exercisable
     Unexercisable  Exercisable Unexercisable
                             --------     --------         --------
     --------      --------     --------
     Mogens C. Bay              9,867     $154,905          93,200       103,333
          $1,193,804     $463,333
     Robert B. Daugherty            0            0               0             0
                   0            0
     Gary L. Cavey              3,200       31,125          33,700        31,000
             407,650      139,000
     Terry J. McClain               0            0          19,700        21,000
             195,219      118,000
     Joseph M. Goecke           1,149      152,831          16,000        10,667
             137,752       82,667

     (1) Value realized is the difference between the closing price of the Company's Common Stock on the day of exercise and the option exercise price multiplied by the number of shares.

     (2) Value is the difference between the closing price of the Company's Common Stock on the last trading day of fiscal 1995 and the option exercise price of the in-the-money options multiplied by the number of in-the-money options.

            Long-Term Incentive Plans - Awards in Fiscal Year 1995

     The following table provides information on the long-term incentive program awards granted to the executive officers named in the Summary Compensation Table during fiscal year 1995.

                                                   Performance
                             Number Of              or Other
     Estimated Future Payouts under
                           Shares, Units          Period Until
     Non-Stock Price-Based Plans
                             or Other             Maturation or
     Threshold      Target        Maximum
                             Rights (#)              Payout
     ($)            ($)           ($)












     Mogens C. Bay            1 Unit                   (1)
     98,500      197,000        394,000
     Robert B. Daugherty      1 Unit                   (1)
     76,500      153,000        306,000
     Gary L. Cavey            1 Unit                   (1)
     25,000       50,000        100,000
     Terry J. McClain         1 Unit                   (1)
     25,000       50,000        100,000
     Joseph M. Goecke         1 Unit                   (1)
     30,500       61,000        122,000

     (1) Awards are for the three-year award cycle ending in 1997. Similar awards with the same estimated future payouts may be earned for award cycles ending in 1995 and 1996. See "Compensation Committee Report on
     Executive Compensation - Long-Term    P    erformance Incentives" for a
     description of the award program.

            Compensation Committee Report on Executive Compensation

     Valmont's executive compensation policies and practices are approved by the Compensation Committee of the Board of Directors (the "Committee"). The Committee consists of four Directors who are not employees of the Company. The Committee's determinations on compensation of the Chief Executive Officer and other executive officers are reviewed with all the non-employee Directors who constitute a majority of the Board.

     The Committee has implemented compensation policies, plans and programs which seek to enhance shareholder value, by aligning the financial interests of the Company's executive officers with those of its shareholders. Annual base salaries are generally set at competitive median levels. The Company relies on annual and long-term incentive compensation and stock options to attract, retain and incent executive officers and other key employees. Incentive compensation is variable and tied to corporate, business unit and individual performance. The plans are designed to incent management to grow earnings, enhance shareholder value and focus on the long-term growth of the Company. All incentive compensation plans are reviewed at least annually to assure their linkage to the current strategies and needs of the business. The Company's programs have been designed so that compensation paid to named executive officers in 1995 will be deductible under the Internal Revenue Code's $1 million compensation limits for deductibility.

     Valmont's executive compensation is based on four components, each of which is intended to support the overall compensation philosophy.

     Base Salary. Base salary is targeted at the median level for industrial manufacturing companies of similar characteristics such as sales volume, capitalization, and financial performance. Salaries for executive officers are reviewed by the Committee on an annual basis and may be increased based on the individual's performance or a change in competitive pay levels in the marketplace.













     The Committee reviews with the Chief Executive Officer and the human resources executive and approves, with modifications it deems appropriate, an annual salary plan for the Company's executive officers (other than the Chief Executive Officer). The annual salary plan is developed by the Company's human resources staff under the ultimate direction of the Chief Executive Officer based on peer group and national surveys of industrial manufacturing organizations with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. In addition, the Committee periodically is advised by independent compensation consultants concerning salary competitiveness. The Committee reviews and fixes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance, his leadership in establishing performance standards in the conduct of the Company business, and its expectation as to his future contributions in directing the long-term success of the Company and its businesses.

     The Committee increased the Chief Executive Officer's salary in December 1995 to the current level of $500,000 per year, which is within the mid-range of salaries of chief executive officers of industrial manufacturing companies comparable in sales, capitalization and financial performance. The salary increase also reflected the Committee 's desire to reward Mr. Bay for his superior performance in increasing the Company's net earnings by 31.1% in 1995.

     Annual Incentives. The Company's short-term incentives are established under the Total Value Impact (TVI) Plan. The Committee believes that the annual bonus of significant employees, including executive officers, should be based on optimizing operating profits and prudent management of the capital employed in the business. Accordingly, the TVI plan provides for target performance levels based upon the Company's or business units' net operating income after tax less the cost of capital. A minimum threshold level must be met before any awards are earned. Individual award targets are based on a pre-determined percentage of base salary considering the individual's position and the Committee's assessment of the individual's expected contribution in such position. Participants, thresholds and specific performance levels are established by the Committee at the beginning of each fiscal year.

     The Committee approved        the participation of 49 significant
     employees, including 13 executive officers, in the TVI Plan for 1995. Based on performance levels achieved during 1995, the Committee approved
     aggregate bonus payments of    $3,109,480    .  The TVI bonus of
        $518,812     paid to the Chief Executive Officer for 1995 was based on
     the pre-established         performance goals    under the Plan    .

     Long-Term Performance Incentives. Long-term performance incentives for senior management employees are provided through the Long-Term Incentive Program ("Program") established under the Company's 1988 Stock Plan. The Program operates on three-year award cycles or in certain shorter periods from the commencement of the Program. Target awards are established for each participant based on a percentage of the participant's base salary. Awards are earned on performance against specific goals based on average three-year return on equity and average three-year net earnings and other factors selected by the Committee. A performance matrix provides for the earning of greater or lesser awards relative to the target award based on greater or lesser levels of performance. The Committee selects the participants, establishes the target award, and determines the performance matrix based on return on equity, net earnings and other selected factors at the beginning of each fiscal year. The Committee determines the payment of awards following a review of performance at the end of each award cycle.

     Awards may be paid in cash or in shares of common stock or any combination of cash and stock.

     The Committee selected the 13 executive officers who participated in the award cycle ending in 1995. Based on performance goals previously established by the Committee, the Committee approved payments aggregating
        $1,919,228     for 1995 to the 13 executive officers.  The award of
        $458,311     to the Chief Executive Officer for 1995 was based on the
     Company's increase in net earnings and improved return on equity during the award cycle.

     Stock Incentives. Long-term stock incentives are provided through grants of stock options and restricted stock to executive officers and other key employees pursuant to the Company's 1988 Stock Plan ("Plan"). The stock component of compensation is intended to retain and motivate employees to improve long-term shareholder value. Stock options are granted at the prevailing market value and only have value if the Company's stock price increases. Generally, stock options vest beginning on the first anniversary of the grant in equal amounts over three to six years and employees must be employed by the Company at the time of vesting in order to exercise the options. The Committee believes this feature of the compensation program directly links the participant's interests with those of the shareholders and the long-term performance of the Company.

     The Committee establishes the number and terms of options granted under the Plan. The Committee encourages executives to build a substantial ownership investment in the Company's common stock. The Option Exercised table on page ___ reflects the shares acquired by certain executive officers during 1995. The table on page ___ reflects the ownership position of the directors and executive officers at March 1, 1996. Outstanding performance by an individual executive officer is recognized through larger option grants. The Committee, in determining grants of stock options under the Plan, also reviews and considers the executive's history of retaining shares previously obtained through the exercise of prior options.

     The Committee granted options for an aggregate of 187,500 shares to 50 employees during 1995, including options for an aggregate of 105,500 shares to the executive officers. The Chief Executive Officer was granted in December 1995 a non-qualified option to acquire 50,000 shares. The number of shares awarded in the 1995 grant, when valued at the stock price
        on    the date of grant, was approximately two times Mr. Bay's salary which the Committee believes is a competitive annual grant compared to CEO stock grants at other comparable industrial manufacturing companies and recognizes the improved performance of the business in 1994 and 1995 under Mr. Bay's leadership.














     Restricted stock grants are also a part of the Company's long-term stock incentives. Restricted stock awards will be issued when performance results and the strategic needs of the business warrant. There were no restricted stock awards in 1993, 1994 or 1995 to executive officers.


     The Committee believes that the programs described above provide compensation that is competitive with comparable manufacturing companies, links executive and shareholder interest and provides the bases for the
     Company to attract and retain qualified executives.    The Company's stock
     price increased over 45% in 1995 and the Company's market capitalization increased over $106 million. The Committee will continue to monitor the relationship among the executive compensation, the Company's performance and shareholder value.

     Compensation Committee
       Allen F. Jacobson, Chairman
       Charles M. Harper
       Lloyd P. Johnson
       Thomas F. Madison

                        Shareholder Return Performance Graphs












































     The following graphs compare the yearly change in cumulative total shareholder return on the Company's Common Stock with the cumulative total returns of the S&P SmallCap 600 Index and an index consisting of a combination of the S&P's Electrical Equipment and Machinery Diversified indexes for the five and ten year periods ended December 31, 1995. The graphs assume that the value of the investment in Valmont Common Stock and each Index was $100 on December 31, 1990 and December 31, 1985, respectively, and that all dividends were reinvested.

                                 Indexed Returns ($)
                                     Years Ending
     Company/Index              Dec 90   Dec 91     Dec 92     Dec 93     Dec 94
        Dec 95
     ______________________    _______  _______     _______    _______
     _______    _______
     Valmont Industries         100       96.50      163.01     181.59
     157.33     232.10
     S&P Smallcap 600 Index     100      148.49      179.74     213.50
     203.31     264.22
     Electrical/Machinery
     Index                      100      130.10      140.89     174.85
     175.62     240.62

                                 Indexed Returns ($)
                                     Years Ending
                        Dec 85  Dec 86  Dec 87  Dec 88  Dec 89  Dec 90  Dec 91
     Dec 92   Dec 93   Dec 94  Dec 95
                        ______  ______  ______  ______  ______  ______  ______
     ______   ______   ______  ______
     Valmont Industries   100    95.61  131.24  300.54  507.82  320.27  309.07
     522.07   581.57   503.88  743.36
     S&P Smallcap 600
     Index                100    03.23   89.29  106.69  121.51   92.73  137.69
     166.66   197.97   188.52  245.00
     Electrical/Machinery
     Index                100   104.64  130.93  134.57  183.70  166.98  217.24
     235.25   291.97   293.25  401.78

                            APPROVAL OF AMENDMENT TO THE
                               VALMONT 1988 STOCK PLAN

     The Board of Directors reviewed director compensation following the 1995 annual stockholders' meeting. The directors determined that, in lieu of any increase in cash compensation, the directors would receive annual options to acquire Valmont common stock at the fair market value of such stock on the date of grant.

     The directors therefore approved an amendment to the Valmont 1988 Stock Plan (the "Amendment") in June 1995. Pursuant to the Amendment, each non-employee director is entitled to receive annually a nonqualified stock option for 2,000 shares of Valmont common stock exercisable at the closing price of Valmont common stock on the date of grant. The Amendment provided that the first such award would be made on the third business day following the public release by the Company of its quarterly earnings for the second quarter of fiscal 1995. Pursuant to the Amendment, Valmont's non-employee directors each received on July 20, 1995 an option to acquire 2,000 shares of Valmont common stock at an exercise price of $21.50 per share. Such options become exercisable 180 days following shareholder approval of the Amendment. Such grant was specifically conditioned on approval of the Amendment by Valmont's stockholders at the 1996 annual meeting of stockholders. If the stockholders do not approve the Amendment, the July 1995 option grants will be voided.

     Valmont's stockholders are also being asked to approve the Valmont 1996 Stock Plan. This plan provides for a similar grant of nonqualified stock options to non-employee directors on an annual basis beginning in 1996. The Amendment therefore applies only to the grant of options to Valmont's non-employee directors in July 1995.

     The favorable vote of the holders of a majority of the outstanding shares of Valmont's common stock present in person or represented by proxy at the meeting is required for approval of the Amendment to the Valmont 1988 Stock Plan.



                  The Board of Directors recommends a vote FOR the
               approval of the Amendment to Valmont's 1988 Stock Plan.


               APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO REQUIRE ALL STOCKHOLDER ACTION BE TAKEN AT A STOCKHOLDER MEETING

     The Board of Directors has unanimously approved an amendment to Valmont's Certificate of Incorporation to add a new Article XIII (the "Proposed Amendment"), subject to stockholder approval. The Proposed Amendment reads as follows:

     ARTICLE XIII
     Annual and Special Meeting of Stockholders

     Any action required or permitted to be taken by the holders of the capital stock of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

     Delaware law permits, unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken by stockholders to be taken without a meeting, without prior notice and without stockholder vote, if a written consent setting forth the action to be taken is signed by stockholders having the number of votes necessary to authorize such action at a meeting of stockholders. Valmont's Certificate of Incorporation currently does contain any provision restricting or regulating stockholder action by written consent. Consequently, unless the Proposed Amendment is approved, persons holding a majority of Valmont's common stock could take significant corporate action without giving other stockholders notice or the opportunity to vote.

     The Board of Directors believes that all stockholder decisions should be made only after thoughtful consideration of complete information by all stockholders. The information is provided through proxy solicitation, and the period between delivery of the proxy and the stockholder meeting provides time for consideration of such proposals. The Board of Directors believes that all stockholders, and not just stockholders executing a written consent, should have the opportunity to participate in the decision process.

     The Proposed Amendment, by prohibiting stockholder action by written consent, would require that notice of and the opportunity to participate in any proposed stockholder action be given to all stockholders of Valmont who are entitled to vote on the particular matter. Such notice would enable the stockholders to take action, including judicial action, in order to protect their interests.

     The Proposed Amendment may make more difficult, or delay, certain actions by a person or a group seeking to acquire a substantial percentage of Valmont's common stock, even though such actions might be desired by the holders of a majority of the outstanding shares of common stock. In addition, the following provisions of Valmont's corporate governance documents summarized below may make more difficult, or delay, actions by a person seeking to obtain control of Valmont: the Certificate of Incorporation provision providing for a classified board of directors, the Stockholder Rights Plan, certain provisions of Valmont's bylaws, and certain provisions of Delaware law.

     Valmont's Certificate of Incorporation provides that its board of directors is divided into three classes, each of which is elected by the stockholders once every three years. The classification of directors means that at least two annual meetings of stockholders, rather than one, are necessary in order to effect a change in a majority of board members.

     Valmont, in December 1995, adopted a stockholder rights plan by issuing a dividend of one preferred share purchase right (the "Rights") for each outstanding share of common stock. The Rights will become exercisable if a person or group (other than certain exempt persons, including Robert B. Daugherty and his related persons and entities who currently own approximately 27% of Valmont's common stock) acquires 15% or more of Valmont's common stock or announces a tender offer for 15% or more of Valmont's common stock. Valmont can redeem the rights at $.01 each at any time before a non-exempt person acquires 15% of Valmont's common stock. If such a person acquires 15% or more of Valmont's common stock, each Right would enable a Valmont stockholder (other than the acquiring person) to acquire Valmont common stock having a market value of twice the Right's exercise price or in effect at a 50% discount to the market price. If Valmont were acquired by a merger or similar transaction after such event, each Right would enable a Valmont stockholder (other than the acquiring person) to buy shares of the acquiring company having a market value of twice the Right's exercise price or in effect at a 50% discount to the market price.

     Valmont's bylaws require certain advance notice procedures which stockholders must follow in order to nominate a director or present any other business in an annual stockholders' meeting. Valmont's bylaws also provide that special meetings of stockholders may be called only by the president of Valmont, who must call such a meeting at the request of a majority of the board of directors. Valmont's bylaws also contain provisions that reserve to the board of directors the right to change the number of directors and to fill vacancies on the board of directors.

     Section 203 of the General Corporation Law of the Delaware prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless upon consummation of such transaction the interested stockholder owned 85% of the voting stock of the corporation outstanding at the time the transaction commenced or unless the business combination is, or the transaction in which such person became an interested stockholder was, approved in a prescribed manner. A "business combination" includes a merger, an asset sale and any other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock.

     The Proposed Amendment is not being recommended in response to any effort to obtain control of Valmont and the Board of Directors is not aware of any such effort.

     The favorable vote of the holders of a majority of the outstanding shares of Valmont's common stock entitled to vote at the meeting is required to approve the Proposed Amendment.


             The Board of Directors recommends a vote FOR the approval of
                  Article XIII to the Certificate of Incorporation.


                   APPROVAL OF THE VALMONT EXECUTIVE INCENTIVE PLAN

     The Board of Directors has unanimously approved the Valmont Executive Incentive Plan (the "Plan"). The Plan is designed to provide incentives to executive officers of Valmont who have significant responsibility for the success and growth of Valmont and to assist Valmont in attracting, motivating and retaining executive officers on a competitive basis.

     Stockholder approval of the Plan is required if payments under the Plan are to be tax deductible as performance-based compensation under Section 162(m)












     of the Internal Revenue Code as enacted in 1993. Section 162(m) generally disallows a tax deduction for compensation over $1 million paid to an executive officer named in the Summary Compensation Table, unless such
     compensation qualifies as performance-based.   No payments will be made
     under the Plan if the stockholders do not approve the Plan.

     The principal features of the Plan are described below:

     Administration of the Plan
     The Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee will have the sole discretion to interpret the Plan; approve a pre-established objective performance measure or measures annually; certify the level to which each performance measure was attained prior to any payment under the Plan; approve the amount of awards made under the Plan; and determine who shall receive any payment under the Plan.

     The Committee will have full power and authority to administer and interpret the Plan and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, will be conclusive and binding on all parties concerned, including Valmont, its stockholders and any person receiving an award under the Plan.

     Eligibility
     Executive officers and other key management personnel of Valmont will be eligible to receive awards under the Plan. The Committee will designate the executive officers and other key management personnel who will participate in the Plan each year.

     Awards
     The Committee will establish annual and/or long-term incentive award targets for participants prior to the beginning of each fiscal year (or such later date as may be permitted under Section 162(m) of the Internal Revenue Code); provided, if an individual becomes an executive officer during the year, such individual may be granted eligibility for an incentive award for that year upon such individual becoming an executive officer. Since the number of participants may change over time and the selection of participants is discretionary, it is not possible to determine the number of persons who will be eligible for awards under the Plan during
     its term.  However, it is anticipated that approximately    50
     individuals, including Valmont's Chief Executive Officer, will participate in the Plan.

     The Committee will also establish annual and/or long-term performance targets which must be achieved in order for an award to be earned under the Plan. Such targets will be based on cash earnings, earnings per share, growth in cash earnings per share, achievement of annual operating profit plans, return on equity performance, or similar financial performance measures as may be determined by the Committee. The specific performance targets for each participant will be established in writing by the Committee within ninety days after the commencement of the fiscal year to which the performance target relates. The performance target will be established in such a manner that a third party having knowledge of the relevant facts could determine whether the performance goal has been met.

     Awards will be payable following the completion of the applicable fiscal year upon certification by the Committee that Valmont achieved the specified performance targets established for the participant. Notwithstanding the attainment by Valmont of the specified performance targets, the Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid. In no event may a participant receive an award of more than 400% of such participant's base salary under the Plan in any fiscal year; for this purpose, a participant's base salary will be the base salary in effect at the time the Committee establishes the performance targets for a fiscal year or period.

     Effective Date, Amendments and Termination
     The Plan becomes effective beginning with fiscal 1996, upon approval by the stockholders of Valmont. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan. However, unless the stockholders of Valmont shall have first approved thereof, no amendment of the Plan shall be effective which would increase the maximum amount which can be paid to any one executive officer under the Plan in any fiscal year, which would change the specified performance goals for payment of awards, or which would modify the requirement as to eligibility for participation in the Plan.

     Vote Required for Approval
     The favorable vote of the holders of a majority of the outstanding shares of Valmont's common stock present in person or represented by proxy at the meeting is required for approval of the Plan.


             The Board of Directors recommends a vote FOR the approval of the Valmont Executive Incentive Plan.


                       APPROVAL OF THE VALMONT 1996 STOCK PLAN

     General
     Valmont's Board of Directors has adopted the Valmont 1996 Stock Plan (the "Plan"), subject to stockholder approval. The Board of Directors recognizes the value of stock incentives in assisting Valmont in the hiring and retaining of management personnel and in enhancing of the long-term mutuality of interest between Valmont stockholders and its directors, officers and employees. Since only 120,000 shares of common stock remain available for grant under Valmont's current stock plans, the Board of Directors has approved the Plan which authorizes the issuance of up to 800,000 shares of Valmont common stock.

     Under the Plan, the Compensation Committee (the "Committee") of the Board may grant stock options, stock appreciation rights, restricted stock and stock bonuses to officers and other employees of Valmont and its subsidiaries. The number of grantees may vary from year to year. The number of employees eligible to participate in the Plan is estimated to be approximately 75. The Committee administers the Plan and its determinations are binding upon all persons participating in the Plan.

     The maximum number of shares of Valmont's common stock that may be issued under the Plan is 800,000. Any shares of common stock subject to an award which for any reason are cancelled, terminated or otherwise settled without the issuance of any common stock are again available for awards under the Plan. The maximum number of shares of common stock which may be issued under the Plan to any one employee shall not exceed 40% of the aggregate number of shares of common stock that may be issued under the Plan. The shares may be unissued shares or treasury shares. If there is a stock split, stock dividend, recapitalization, or other relevant change affecting Valmont's common stock, appropriate adjustments may be made by the Committee in the number of shares issuable in the future and in the number of shares and price under all outstanding grants made before the event.

     Grants Under the Plan
     Stock Options for Employees. The Committee may grant employees nonqualified options and options qualifying as incentive stock options.
     The option price of either a nonqualified stock option or an incentive stock option will be the fair market value of the common stock on the date of grant. Options qualifying as incentive stock options must meet certain requirements of the Internal Revenue Code, including the requirement that the aggregate fair market value of the common stock (determined at the time of the grant of the option) with respect to which such options are exercisable for the first time by an employee during any calendar year shall not exceed $100,000. To exercise an option, an employee may pay the option price in cash, or if permitted by the Committee, by withholding shares otherwise issuable on exercise of the option or by delivering other shares of common stock if such shares have been owned by the optionee for at least six months. The term of each option will be fixed by the Committee but may not exceed ten years from the date of grant. The Committee will determine the time or times when each option is exercisable. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. All outstanding options become immediately exercisable in the event of a change-in-control of Valmont.

     Replacement Options. The Committee may grant a replacement option to any employee who exercises all or part of an option using "qualifying stock".
     A replacement option grants to the employee the right to purchase, at fair market value as of the date of said exercise and grant, the number of shares of stock used by the employee in payment of the purchase price for the option or in connection with applicable withholding taxes on the option exercise. A replacement option may not be exercised for six months following the date of grant, and expires on the same date as the option which it replaces. "Qualifying stock" is stock which has been owned by the employee for at least six months prior to the date of exercise and has not been used in a stock-for-stock swap transaction within the preceding six months.

     Stock Appreciation Rights. The Committee may grant a stock appreciation right (an "SAR") in conjunction with an option granted under the Plan or separately from any option. Each SAR granted in tandem with an option may be exercised only to the extent that the corresponding option is exercised, and such SAR terminates upon termination or exercise of the corresponding option. Upon the exercise of an SAR granted in tandem with an option, the corresponding option will terminate. SAR's granted separately from options may be granted on such terms and conditions as the Committee establishes. If an employee exercises an SAR, the employee will generally receive a payment equal to the excess of the fair market value at the time of exercise of the shares with respect to which the SAR is being exercised over the price of such shares as fixed by the Committee at the time the SAR was granted. Payment may be made in cash, in shares of Valmont common stock, or any combination of cash and shares as the Committee determines.

     Restricted Stock. The Committee may grant awards of restricted stock to employees under the Plan. The restrictions on such shares shall be established by the Committee, which may include restrictions relating to continued employment and Valmont financial performance. The Committee may issue such restricted stock awards without any cash payment by the employee, or with such cash payment as the Committee may determine. The Committee has the right to accelerate the vesting of restricted shares and to waive any restrictions. All restrictions lapse in the event of a change-in-control of Valmont.

     Stock Bonuses. The Committee may grant a bonus in shares of Valmont common stock to employees under the Plan. Such stock bonuses may be in lieu of cash compensation otherwise payable to such employee, or may be in addition to such cash compensation.

     Director Participation. Each non-employee director will receive under the Plan (i) an annual award of 1,000 shares of common stock and (ii) an annual award of a nonqualified stock option for 2,000 shares of common stock exercisable at the fair market value of Valmont's common stock on the date of grant. These awards shall be made annually on the date of and following completion of Valmont's annual stockholders' meeting, commencing with the 1996 annual stockholders' meeting. The common stock award will be forfeited if the director's services terminate for any reason other than death, retirement from the board at mandatory retirement age, or resignation or failure to stand for re-election, in any such case without the prior approval of the board.

     Tax Withholding. The Committee may permit an employee to satisfy applicable federal, state and local income tax withholding requirements through the delivery to Valmont of previously-acquired shares of common stock or by having shares otherwise issuable under the Plan withheld by Valmont.

     Other Information. Awards under the Plan are not transferable except by will or the laws of descent and distribution and may be exercised only by the grantee during his or her lifetime. The Board may terminate the Plan at any time but such termination shall not affect any stock options, SAR's, restricted stock or stock bonuses then outstanding under the Plan. Unless terminated by action of the Board, the Plan will continue in effect until December 31, 2005, but awards granted prior to such date will continue in effect until they expire in accordance with their terms. The Board may also amend the Plan as it deems advisable. All material amendments to the Plan must be submitted to the stockholders for their approval to the extent required by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 as amended.

     Federal Income Tax Consequences
     With respect to incentive stock options, if the holder of an option does not dispose of the shares acquired upon exercise of the option within one year from the transfer of such shares to such employee, or within two years from the date the option to acquire such shares is granted, for federal income tax purposes (i) the optionee will not recognize any income at the time of the exercise of the option; (ii) the excess of the fair market value of the shares as of the date of exercise over the option price will constitute an "item of adjustment" for purposes of the alternative minimum tax; and (iii) the difference between the option price and the amount realized upon the sale of the shares by the optionee will be treated as a long-term capital gain or loss. Valmont will not be allowed a deduction for federal income tax purposes in connection with the granting of an incentive stock option or the issuance of shares thereunder.

     With respect to the grant of options which are not incentive stock options, the person receiving an option will recognize no income on receipt thereof.

     Upon the exercise of the option, the optionee will recognize ordinary income in the amount of the difference between the option price and the fair market value of the shares on the date the option is exercised. Valmont will receive an equivalent deduction at that time.

     With respect to restricted stock awards and bonuses of common stock, an amount equal to the fair market value of the Valmont shares distributed to the employee (in excess of any purchase price paid by the employee) will be includable in the employee's gross income at the time of receipt unless the award is not transferable and subject to a substantial risk of forfeiture as defined in Section 83 of the Internal Revenue Code (a "Forfeiture Restriction"). If an employee receives an award subject to a Forfeiture Restriction, the employee may elect to include in gross income the fair market value of the award. In the absence of such an election, the employee will include in gross income the fair market value of the award subject to a Forfeiture Restriction on the earlier of the date such restrictions lapse or the date the award becomes transferable. Valmont is entitled to a deduction at the time and in the amount income is included in the gross income of an employee.

     With respect to stock appreciation rights, the amount of any cash (or the fair market value of any common stock) received upon the exercise of a stock appreciation right will be subject to ordinary income tax in the year of receipt and Valmont will be entitled to a deduction for such amount.

     Vote Required
     The favorable vote of the holders of a majority of the outstanding shares of Valmont's common stock present in person or represented by proxy at the meeting is required for approval of the Plan.


                     The Board of Directors recommends a vote FOR












                     the approval of the Valmont 1996 Stock Plan.


     Independent Public Accountants

        The Board of Directors of the Company upon recommendation of the Audit Committee on February 28, 1996 approved a change in the Company's independent accountants from KPMG Peat Marwick LLP ("Peat Marwick") to Deloitte & Touche LLP ("Deloitte") effective for fiscal year 1996. The Board of Directors requests that shareholders ratify the appointment of Deloitte. If ratification is not received, the Board will reconsider the appointment. Representatives of both Peat Marwick and Deloitte are expected to be present at the annual meeting, will have the opportunity to make a statement if such representatives desire to do so, and are expected to be available to respond to appropriate questions.

          The reports of Peat Marwick on the financial statements of the Company for the past two fiscal years contain no adverse opinion or disclaimer of opinion and were not qualified or modified as to any uncertainty, audit scope or accounting principle. In connection with the audits for the past two fiscal years, there were no disagreements with Peat Marwick on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Peat Marwick would have caused the firm to make reference thereto in its report on the financial statements for such years. During the past two fiscal years and through February 28, 1996, Peat Marwick has not advised the Company of any reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K issued by the Securities and Exchange Commission). Peat Marwick furnished the Company with a letter addressed to the Securities and Exchange Commission in which it stated that it agreed with the foregoing statements in this paragraph.

          THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1996.

     Shareholder Proposals

     Shareholder proposals intended to be presented at the next annual meeting of shareholders must be received by the Company no later than November 24, 1996 in order to be considered for inclusion in the proxy statement for such meeting.


     Other Matters

     The Board of Directors does not know of any matter, other than those described above, that may be presented for action at the Annual Meeting of Shareholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

             By Order of the Board of Directors















             Thomas P. Egan, Jr.
             Secretary
             Valmont Industries, Inc.



     PROXY CARD
     Valmont Industries, Inc.
     Proxy for the Annual Meeting of Shareholders on April 22, 1996
     The undersigned hereby constitutes and appoints Robert B. Daugherty and Mogens C. Bay, or either of them, or any substitute appointed by either of them, the undersigned's agents, attorneys and proxies to vote, as designated below, the number of shares the undersigned would be entitled to vote if personally present at the Annual Meeting of the Shareholders of Valmont Industries, Inc., to be held at the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska 68102, on April 22, 1996, at 2:00 p.m., local time or at any adjournments thereof.
     1)      ELECTION OF DIRECTORS

       [ ] FOR all nominees listed below (except as marked to the contrary below)

       [  ]  WITHHOLD AUTHORITY to vote for all nominees listed below
     _________________________________________________________________
       Mogens C. Bay
       John E. Jones
       Walter Scott, Jr.

     (Instruction: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below.)

     _________________________________________________________________

     2)      Proposal to amend the Valmont 1988 Stock Plan.
       [  ] FOR        [  ] AGAINST            [  ] ABSTAIN

     3)      Proposal to approve the Valmont Executive Incentive Plan.
       [  ] FOR        [  ] AGAINST            [  ] ABSTAIN

     4)      Proposal to approve the Valmont 1996 Stock Plan.
       [  ] FOR        [  ] AGAINST            [  ] ABSTAIN

     5) Proposal to amend the Certificate of Incorporation to eliminate shareholder action without a meeting.
       [  ] FOR        [  ] AGAINST            [  ] ABSTAIN

     6)      PROPOSAL to ratify the appointment of    Deloitte & Touche LLP
     as independent accountants for fiscal 1996.
       [  ] FOR        [  ] AGAINST            [  ] ABSTAIN














     7) IN THEIR DISCRETION, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF PROPERLY EXECUTED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

     Dated this ___ day of _______________, 1996.
     Signature_______________________

        Signature_________________________________
        (When signing as attorney, executor, administrator, trustee, guardian or conservator, designate full title.
        All joint tenants must sign.



















































                                      APPENDICES

        The following plans are filed pursuant to Instruction 3 of Schedule 14A,
     Item 10(b)(2). The plans are not part of the proxy statement, and copies will not be provided to security holders.


                               VALMONT 1996 STOCK PLAN


                                      SECTION 1

                                   NAME AND PURPOSE

          1.1 Name. The name of the plan shall be the Valmont 1996 Stock Plan (the "Plan").

          1.2. Purpose of Plan. The purpose of the Plan is to foster and promote the long-term financial success of the Company and increase stockholder value by (a) motivating superior performance by means of stock incentives,
     (b) encouraging and providing for the acquisition of an ownership interest in the Company by Employees and (c) enabling the Company to attract and retain the services of a management team responsible for the long-term financial success of the Company.


                                      SECTION 2

                                     DEFINITIONS

          2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

          (a)  "Act" means the Securities Exchange Act of 1934, as amended.

          (b) "Award" means any Option, Stock Appreciation Right, Restricted Stock, Stock Bonus, or any combination thereof, including Awards combining two or more types of Awards in a single grant.

          (c)  "Board" means the Board of Directors of the Company.

          (d)  "Code" means the Internal Revenue Code of 1986, as amended.

          (e) "Committee" means the Compensation Committee of the Board, which shall consist of two or more members, each of whom shall be "disinterested persons" within the meaning of Rule 16b-3 as promulgated under the Act.

          (f) "Company" means Valmont Industries, Inc., a Delaware corporation (and any successor thereto) and its Subsidiaries.

          (g) "Director Award" means an award of Stock and an annual Award of a Nonstatutory Stock Option granted to each Eligible Director pursuant to Section 7.1 without any action by the Board or the Committee.

          (h) "Eligible Director" means a person who is serving as a member of the Board and who is not an Employee.

          (i) "Employee" means any employee of the Company or any of its Subsidiaries.

          (j) "Fair Market Value" means, on any date, the average of the high and low sales prices of the Stock as reported on the National Association of Securities Dealers Automated Quotation system (or on such other recognized market or quotation system on which the trading prices of the Stock are traded or quoted at the relevant time) on such date. In the event that there are no Stock transactions reported on such system (or such other system) on such date, Fair Market Value shall mean the average of the high and low sale prices on the immediately preceding date on which Stock transactions were so reported.

          (k) "Option" means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an Incentive Stock Option within the meaning of
               Section 422 of the Code or (ii) a Nonstatutory Stock Option.

          (l) "Participant" means any Employee designated by the Committee to participate in the Plan.

          (m) "Plan" means the Valmont 1996 Stock Plan, as in effect from time to time.

          (n) "Restricted Stock" shall mean a share of Stock granted to a Participant subject to such restrictions as the Committee may determine.

          (o) "Stock" means the Common Stock of the Company, par value $1.00 per share.

          (p) "Stock Appreciation Right" means the right, subject to such terms and conditions as the Committee may determine, to receive an amount in cash or Stock, as determined by the Committee, equal to the excess of (i) the Fair Market Value, as of the date such Stock Appreciation Right is exercised, of the number shares of Stock covered by the Stock Appreciation Right being exercised over (ii) the aggregate exercise price of such Stock Appreciation Right.

          (q) "Stock Bonus" means the grant of Stock as compensation from the Company, which may be in lieu of cash salary or bonuses otherwise payable to the Participant or in addition to such cash compensation.

          (r) "Subsidiary" means any corporation or partnership in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership.

          2.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.


                                      SECTION 3

                            ELIGIBILITY AND PARTICIPATION

          Except as otherwise provided in Section 7.1, the only persons eligible to participate in the Plan shall be those Employees selected by the Committee as Participants.


                                      SECTION 4

                               POWERS OF THE COMMITTEE

          4.1 Power to Grant. The Committee shall determine the Participants to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all such Awards. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Awards, and for the same Participant for each Award such Participant may receive, whether or not granted at different times.

          4.2 Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons. Notwithstanding anything else contained in the Plan to the contrary, neither the Committee nor the Board shall have any discretion regarding whether an Eligible Director receives a Director Award pursuant to Section 7.1 or regarding the terms of any such Director Award, including, without limitation, the number of shares subject to any such Director Award.

                                      SECTION 5

                                STOCK SUBJECT TO PLAN

          5.1 Number. Subject to the provisions of Section 5.3, the number of shares of Stock subject to Awards (including Director Awards) under the Plan may not exceed 800,000 shares of Stock. The shares to be delivered under the Plan may consist, in whole or in part, of treasury Stock or authorized but unissued Stock, not reserved for any other purpose. The maximum number of shares of Stock with respect to which Awards may be granted to any one Employee under the Plan is 40% of the aggregate number of shares of Stock available for Awards under Section 5.1.

          5.2 Cancelled, Terminated or Forfeited Awards. Any shares of Stock subject to an Award which for any reason are cancelled, terminated or otherwise settled without the issuance of any Stock shall again be available for Awards under the Plan.

          5.3 Adjustment in Capitalization. In the event of any Stock dividend or Stock split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares, or other similar corporate change, (i) the aggregate number of shares of Stock available for Awards under Section 5.1 and (ii) the number of shares and exercise price with respect to Options and the number, prices and dollar value of other Awards, may be appropriately adjusted by the Committee, whose determination shall be conclusive. If, pursuant to the preceding sentence, an adjustment is made to the number of shares of Stock authorized for issuance under the Plan, a corresponding adjustment shall be made with respect to Director Awards granted pursuant to Section 7.1.


                                      SECTION 6

                                    STOCK OPTIONS

          6.1 Grant of Options. Options may be granted to Participants at such time or times as shall be determined by the Committee. Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonstatutory Stock Options. The Committee shall have complete discretion in determining the number of Options, if any, to be granted to a Participant. Each Option shall be evidenced by an Option agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Stock to which the Option pertains, the exercisability (if any) of the Option in the event of death, retirement, disability or termination of employment, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine.

          6.2 Option Price. Nonstatutory Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price which is not less than the Fair Market Value on the date the Option is granted.

          6.3 Exercise of Options. Options awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee may impose, subject to the Committee's right to accelerate the exercisability of such Option in its discretion. Notwithstanding the foregoing, no Option shall be exercisable for more than ten years after the date on which it is granted.

          6.4 Payment. The Committee shall establish procedures governing the exercise of Options, which shall require that written notice of exercise be given and that the Option price be paid in full in cash or cash equivalents, including by personal check, at the time of exercise or pursuant to any arrangement that the Committee shall approve. The Committee may, in its discretion, permit a Participant to make payment (i) in Stock already owned by the Participant valued at its Fair Market Value on the date of exercise (if such Stock has been owned by the Participant for at least six months) or (ii) by electing to have the Company retain Stock which would otherwise be issued on exercise of the Option, valued at its Fair Market Value on the date of exercise. As soon as practicable after receipt of a written exercise notice and full payment of the exercise price, the Company shall deliver to the Participant a certificate or certificates representing the acquired shares of Stock.

          6.5 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of any Participant affected thereby, to cause any Incentive Stock Option previously granted to fail to qualify for the Federal income tax treatment afforded under Section 421 of the Code. In furtherance of the foregoing,
     (i) the aggregate Fair Market Value of shares of Stock (determined at the time of grant of each Option) with respect to which Incentive Stock Options are exercisable for the first time by an Employee during any calendar year shall not exceed $100,000 or such other amount as may be required by the Code, (ii) an Incentive Stock Option may not be exercised more than three months following termination of employment (except as the Committee may otherwise determine in the event of death or disability), and (iii) if the Employee receiving an Incentive Stock Option owns Stock possessing more than 10% of the total combined voting power of all classes of Stock of the Company, the exercise price of the Option shall be at least 110% of Fair Market Value and the Option shall not be exercisable after the expiration of five years from the date of grant.

          6.6 Replacement Options. The Committee may grant a replacement option (a "Replacement Option") to any Employee who exercises all or part of an option granted under this Plan using Qualifying Stock (as herein defined) as payment for the purchase price. A Replacement Option shall grant to the Employee the right to purchase, at the Fair Market Value as of the date of said exercise and grant, the number of shares of stock equal to the sum of the number of whole shares (i) used by the Employee in payment of the purchase price for the option which was exercised and (ii) used by the Employee in connection with applicable withholding taxes on such transaction. A Replacement Option may not be exercised for six months following the date of grant, and shall expire on the same date as the option which it replaces. Qualifying Stock is stock which has been owned by the Employee for at least six months prior to the date of exercise and has not been used in a stock-for-stock swap transaction within the preceding six months.


                                      SECTION 7

                                   DIRECTOR AWARDS












          7.1 Amount of Award. Each Eligible Director shall receive a non-discretionary Award of 1,000 shares of stock each year; such Award shall be made annually on the date of and following completion of the Company's annual stockholders' meeting (commencing with the 1996 annual stockholders' meeting). Each Eligible Director shall be issued a common stock certificate for such number of shares. Termination of the director's services for any reason other than (i) death, (ii) retirement from the Board at mandatory retirement age, or (iii) resignation or failure to stand for re-election, in any such case with the prior approval of the Board, will result in forfeiture of the Stock. If the Stock is forfeited, the director shall return the number of forfeited shares of Stock, or equivalent value, to the Company. The number of shares of Stock awarded to an Eligible Director annually shall be appropriately adjusted in the event of any stock changes as described in Section 5.3. In addition, each Eligible Director shall receive a non-discretionary Award of a Nonqualified Stock Option for 2,000 shares of Stock exercisable at the Fair Market Value of the Company's common stock on the date of grant; such Award shall be made annually on the date of and following completion of the Company's annual stockholders' meeting (commencing with the 1996 annual stockholders' meeting). The number of nonqualified options awarded to a director shall be appropriately adjusted in the event of any stock changes as described in Section 5.3.

          7.2 No Other Awards. An Eligible Director shall not receive any other Award under the Plan.


                                      SECTION 8

                              STOCK APPRECIATION RIGHTS

          8.1 SAR's In Tandem with Options. Stock Appreciation Rights may be granted to Participants in tandem with any Option granted under the Plan, either at or after the time of the grant of such Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. Each Stock Appreciation Right shall only be exercisable to the extent that the corresponding Option is exercisable, and shall terminate upon termination or exercise of the corresponding Option. Upon the exercise of any Stock Appreciation Right, the corresponding Option shall terminate.

          8.2 Other Stock Appreciation Rights. Stock Appreciation Rights may also be granted to Participants separately from any Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.


                                      SECTION 9

                                   RESTRICTED STOCK

          9.1 Grant of Restricted Stock. The Committee may grant Restricted Stock to Participants at such times and in such amounts, and subject to such other terms and conditions not inconsistent with the Plan as it shall determine. Each grant of Restricted Stock shall be subject to such restrictions, which may relate to continued employment with the Company, performance of the Company, or other restrictions, as the Committee may determine. Each grant of Restricted Stock shall be evidenced by a written agreement setting forth the terms of such Award.

          9.2 Removal of Restrictions. The Committee may accelerate or waive such restrictions in whole or in part at any time in its discretion.


                                      SECTION 10

                                    STOCK BONUSES

          10.1 Grant of Stock Bonuses. The Committee may grant a Stock Bonus to a Participant at such times and in such amounts, and subject to such other terms and conditions not inconsistent with the Plan, as it shall determine.




                                      SECTION 11

                   AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

          11.1 General. The Board may from time to time amend, modify or terminate any or all of the provisions of the Plan, subject to the provisions of this Section 11.1. The Board may not change the Plan in a manner which would prevent outstanding Incentive Stock Options granted under the Plan from being Incentive Stock Options without the consent of the optionees concerned. Furthermore, the Board may not make any amendment which would (i) materially modify the requirements for participation in the Plan, (ii) increase the number of shares of Stock subject to Awards under the Plan pursuant to Section 5.1, (iii) materially increase the benefits accruing to Participants under the Plan, or (iv) make any other amendments which would cause the Plan not to comply with Rule 16b-3 under the Act, in each case without the approval of the Company's stockholders. No amendment or modification shall affect the rights of any Employee with respect to a previously granted Award, nor shall any amendment or modification affect the rights of any Eligible Director pursuant to a previously granted Director Award.

          11.2 Termination of Plan. No further Options shall be granted under the Plan subsequent to December 31, 2005, or such earlier date as may be determined by the Board.


                                      SECTION 12

                               MISCELLANEOUS PROVISIONS

          12.1 Nontransferability of Awards. No Awards granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant's lifetime only by such Participant and all rights with respect to any Director Awards granted to an Eligible Director shall be exercisable during the Director's lifetime only by such Eligible Director.

          12.2 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingent or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Company. In the absence of any such designation, Awards outstanding at death may be exercised by the Participant's surviving spouse, if any, or otherwise by his estate.

          12.3 No Guarantee of Employment or Participation. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary. No Employee shall have a right to be selected as a Participant, or, having been so selected, to receive any future Awards.

          12.4 Tax Withholding. The Company shall have the power to withhold, or require a Participant or Eligible Director to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any Award under the Plan, and the Company may defer issuance of Stock until such requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose, (i) to have shares of Stock otherwise issuable under the Plan withheld by the Company or (ii) to deliver to the Company previously acquired shares of Stock, in each case having a Fair Market Value sufficient to satisfy all or part of the Participant's estimated total federal, state and local tax obligation associated with the transaction.

          12.5 Change of Control. On the date of a Change of Control, all outstanding options and stock appreciation rights shall become immediately exercisable and all restrictions with respect to Restricted Stock shall lapse. "Change of Control" shall mean:

          (i) The acquisition (other than from the Company) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (excluding any acquisition or holding by (i) the Company or its subsidiaries, (ii) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company and (iii) Robert B. Daugherty, his successors and assigns and any tax-exempt entity established by him) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or













          (ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for the election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

        (iii) Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

          12.6 Company Intent. The Company intends that the Plan comply in all respects with Rule 16b-3 under the Act, and any ambiguities or inconsistencies in the construction of the Plan shall be interpreted to give effect to such intention.

          12.7 Requirements of Law. The granting of Awards and the issuance of shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required.

          12.8 Effective Date. The Plan shall be effective upon its adoption by the Board subject to approval by the Company's stockholders at the 1996 annual stockholders' meeting.

          12.9 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.



























                           VALMONT EXECUTIVE INCENTIVE PLAN


          1. Purpose. The principal purpose of the Valmont Industries, Inc. Executive Incentive Plan (the "Plan") is to provide incentives to executive officers of Valmont ("Valmont") who have significant responsibility for the success and growth of Valmont and to assist Valmont in attracting, motivating and retaining executive officers on a competitive basis.

          2. Administration of the Plan. The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee shall have the sole discretion to interpret the Plan; approve a pre-established objective performance measure or measures annually; certify the level to which each performance measure was attained prior to any payment under the Plan; approve the amount of awards made under the Plan; and determine who shall receive any payment under the Plan.

          The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including Valmont, its stockholders and any person receiving an award under the Plan.

          3. Eligibility. Executive officers and other key management personnel of Valmont shall be eligible to receive awards under the Plan. The Committee shall designate the executive officers and other key management personnel who will participate in the Plan each year.

          4. Awards. The Committee shall establish annual and/or long-term incentive award targets for participants. If an individual becomes an executive officer during the year, such individual may be granted eligibility for an incentive award for that year upon such individual becoming an executive officer.

          The Committee shall also establish annual and/or long-term performance targets which must be achieved in order for an award to be earned under the Plan. Such targets shall be based on earnings, earnings per share, growth in earnings per share, achievement of annual operating profit plans, return on equity performance, or similar financial performance measures as may be determined by the Committee. The specific performance targets for each participant shall be established in writing by the Committee within ninety days after the commencement of the fiscal year (or within such other time period as may be required by Section 162(m) of the Internal Revenue Code) to which the performance target relates. The performance target shall be established in such a manner than a third party having knowledge of the relevant facts could determine whether the performance goal has been met.

          Awards shall be payable following the completion of the applicable fiscal year upon certification by the Committee that Valmont achieved the specified performance target established for the participant. Notwithstanding the attainment by Valmont of the specified performance targets, the Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid. However, in no event may a participant receive an award of more than 400% of such participant's base salary under the Plan in any fiscal year; for this purpose, a participant's base salary shall be the base salary in effect at the time the Committee establishes the performance targets for a fiscal year or period.

          5. Miscellaneous Provisions. Valmont shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such awards. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of Valmont. The costs and expenses of administering the Plan shall be borne by Valmont and shall not be charged to any award or to any participant receiving an award.

          6. Effective Date, Amendments and Termination. The Plan shall become effective on December 19, 1995 subject to approval by the stockholders of Valmont at the 1996 Annual Meeting of Stockholders. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan. However, unless the stockholders of Valmont shall have first approved thereof, no amendment of the Plan shall be effective which would increase the maximum amount which can be paid to any one executive officer under the Plan in any fiscal year, which would change the specified performance goals for payment of awards, or which would modify the requirement as to eligibility for participation in the Plan.






































                   FOURTH AMENDMENT TO THE VALMONT 1988 STOCK PLAN


          The Valmont 1988 Stock Plan (as previously amended, the "Plan") is hereby further amended as follows:

          A. Section 3.3 is amended by adding the following sentences immediately preceding the last sentence of Section 3.3:

          In addition, each director who is not an Employee of the Company shall receive a non-discretionary award of a Nonqualified Stock Option for 2,000 shares of Company Stock exercisable at the closing price of the Company's common stock on the date of grant; such award shall be made (i) on the third business day following the public release by the Company of its quarterly earnings for the second quarter of fiscal 1995, and (ii) annually thereafter on the date of and following completion of the Company's annual stockholders' meeting (commencing with the 1996 annual stockholders' meeting). The number of nonqualified options awarded to a director shall be appropriately adjusted in the event of any stock changes as described in Article XI.

          B. This Fourth Amendment to the Plan shall be effective upon its approval by the stockholders of the Company, and any grant of Nonqualified Stock Options pursuant to the Fourth Amendment shall be expressly conditioned upon such stockholder approval.